EXHIBIT 10.14

[PAIN THERAPEUTICS, INC. LETTERHEAD]

November 5, 2002

Mr. Peter S. Roddy

[address]

Dear Pete:

I believe PTI could benefit tremendously from your years of professional experience working in the life science industry. In this spirit, I am pleased to offer you the position of Chief Financial Officer at Pain Therapeutics, Inc. This is an officer level position reporting directly to Remi Barbier, Chairman of the Board, President and Chief Executive Officer.

Terms of your offer of employment are outlined below:

1.	Your primary responsibilities are listed below, with an understanding that other responsibilities will arise from time to time:

•	Prepare and maintain PTI’s internal financial operations, including its finance, accounting, budgeting and administrative functions;

•

Prepare, file and maintain PTI’s external financial reporting requirements, including making all personal certifications, as required by the Securities and Exchange Commission, and other regulatory bodies, and by Sarbanes-Oxley Act of 2002 and related requirements;

•	Provide financial strategy, guidance and support to PTI’s long-term strategic planning efforts.

2.	Your cash compensation will be $220,000 (two hundred twenty thousand) per year, and shall be payable semi-monthly in accordance with PTI’s standard payroll practices. In addition, PTI will reimburse you for all reasonable business and travel expenses actually incurred on behalf of PTI.

Your performance and your compensation will be reviewed at such time as PTI generally conducts an annual review of all company officers (which generally occurs in July of each year). You will be eligible to receive a discretionary cash and/or equity bonus at the time of your performance review.

3.	In addition, if you decide to join PTI, it will be recommended at the first meeting of the company’s Board of Directors following your start date that PTI grant you an option to purchase 200,000 (two hundred thousand) shares of the company’s common stock at a price per share equal to the closing price for one share of the company’s common stock, as reported by NASDAQ, on the last market trading day prior to the date of the grant of such option. Your option will vest monthly and equally over 48 months. Your option will begin vesting on the first day of your full-time employment by PTI. This option shall be subject to the terms and conditions of the 1998 Stock Plan and standard form of stock option agreement, including vesting and exercise requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

4.	You hereby agree that your full-time start date will be Monday, November 18, 2002.

5.	You will be eligible to receive medical, life insurance, disability or other health, insurance and other benefits provided to regular full-time PTI. The details of the benefits are outlined in Exhibit A hereto.

6.	You will be entitled to three (3) weeks of paid vacation per year. PTI Vacation time is accrued at the rate of 1.25 days per month of full-time employment. Accrued but unused vacation beyond 15 days may not be reimbursed or carried forward from year to year.

7.	You acknowledge and agree that in accordance with California law, your employment at PTI is “at will”. You understand that PTI or you may terminate your employment at any time, for any reason or no reason, with or without cause and with and without notice. PTI also reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer and termination consistent with PTI’s needs.

In the event PTI terminates your employment without cause after your one year anniversary, PTI will continue to provide you with your regular base salary and health benefits until the earlier of a) three months from date of termination, or b) your date of new employment or other compensated position elsewhere. You will not receive severance or other termination benefits or any other benefits (including vesting of unvested stock) in the event either a) you terminate this employment arrangement for any reason or no reason, or b) PTI terminates this employment arrangement for any reason or no reason in the first 12 months of your full-time employment, or c) PTI terminates this employment arrangement with cause.

8.	For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identify and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

9.	We also ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is PTI’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with PTI, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which PTI is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to PTI. Similarly, you agree not to bring any third party confidential information to PTI, including that of your former employer, and that in performing your duties for PTI you will not in any way utilize any such information.

10.	As an employee of PTI, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook and that you have no commitments or obligations inconsistent with PTI’s offer of employment as of the date of your full-time employment with PTI. You further understand that this is a full-time and exclusive position in the services of PTI.

11.	As a condition to your employment, you agree to sign the attached CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

12.	In the event of any dispute or claim relating to or arising out of our employment relationship, you and PTI hereby agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $200 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept this offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be November 18, 2002. This letter, along with any agreements relating to proprietary rights between you and PTI, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and I. This offer of employment will terminate if it is not accepted, signed and returned by November 17, 2002.

Pete, we look forward to your favorable reply and to working with you at PTI.

Sincerely,

/s/ REMI BARBIER
Remi Barbier Chairman of the Board, President & CEO

Agreed to and accepted:

Signature:	/s/ PETER S. RODDY
Printed Name:	Peter S. Roddy
Date:	11/18/2008

Enclosures

Duplicate Original Letter

Confidential Information and Invention Assignment Agreement

AMENDMENT TO OFFER LETTER

This amendment (the “Amendment”) is made by and between Peter S. Roddy (the “Executive”) and Pain Therapeutics, Inc., a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 30, 2008.

WITNESSETH:

WHEREAS, the Parties previously entered into an offer letter, dated November 5, 2002 (the “Offer Letter”); and

WHEREAS, the Company and Executive wish to amend the Offer Letter, and bring certain terms into compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”), as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Offer Letter is hereby amended as follows:

1.	The following language is inserted immediately following the second full paragraph on the second page of the Offer Letter:

“Notwithstanding the foregoing, bonus payments payable hereunder shall in no event be paid after the later of (i) 2 1/2 months after the end of PTI’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.”

2.	The following language is inserted immediately following the first full paragraph on the third page of the Offer Letter:

“Notwithstanding anything to the contrary in this offer letter, no Deferred Payments (as defined below) will be considered due or payable until you have incurred a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this offer letter, no severance pay or benefits payable upon separation, that are payable to you, if any, pursuant to this offer letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A will be payable until you have a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment, then, if required, the Deferred Payments, which are otherwise due to you on or within the 6 month period following your termination will accrue, to the extent required, during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of your termination of employment or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

These provisions are not intended to increase or to decrease any severance or other compensation arrangements currently in place between you and the Company.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

Pain Therapeutics, Inc.		Executive

By:		By:
Name:	Remi Barbier		Peter S. Roddy
Title:	President & CEO